Exhibit 99.1

M&T Bank Corporation Elects Jerry Jacobs Jr. to Board of Directors

BUFFALO, N.Y., June 16, 2026 — M&T Bank Corporation (NYSE: MTB) (“M&T”) today announced the election of Jerry Jacobs Jr., chief executive officer of Delaware North, to its Board of Directors, effective June 16, 2026. Mr. Jacobs was also elected to the Board of Directors of M&T Bank, M&T’s principal banking subsidiary.

Jacobs leads Delaware North, a global hospitality and entertainment company with operations spanning sports venues, parks, gaming, hotels and food service. He shares the chief executive officer title with his brothers, Lou and Charlie, and also serves as an alternate governor to the Boston Bruins.

He joined Delaware North in 1986 and has held a series of senior leadership roles across the business, including leading its Sportservice division before being named chief executive officer in 2015. In his current role, he oversees the company’s strategy, governance and financial performance.

Jacobs is active in several civic and nonprofit organizations, serving as the chair of the UB Council, a member of the US Travel Association CEO Roundtable and a board member of The Corps Network.

“Jerry brings a strong track record of leadership and operational execution, along with deep ties to Western New York and a clear commitment to the people and places he serves,” said René Jones, M&T chairman and chief executive officer. “His experience leading a complex, customer-centric organization will strengthen the perspectives represented in our boardroom.”

“I’m honored to join M&T’s Board of Directors,” Jacobs said. “M&T’s consistent focus on its customers and communities, along with its disciplined approach to growth, positions the company well for the future, and I look forward to contributing to that continued success.”

Mr. Jacobs earned a bachelor’s degree from Georgetown University and an MBA from the Wharton School of the University of Pennsylvania.

About M&T Bank

M&T is a financial holding company headquartered in Buffalo, New York. M&T's principal banking subsidiary, M&T Bank, provides banking products and services with a branch and ATM network spanning the eastern U.S. from Maine to Virginia and Washington, D.C. Trust-related services are provided in select markets in the U.S. and abroad by M&T's Wilmington Trust-affiliated companies and by M&T Bank. For more information about M&T Bank, visit www.mtb.com.

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Media Contact:
Frank Lentini
(929) 651-0447 / flentini@mtb.com